December 2014 Amendment No. 1 dated December 4, 2014 relating to Preliminary Terms No. 33 Registration Statement No. 333-200365 Dated December 3, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Participation Securities Based on the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019
Principal at Risk Securities
Unlike ordinary debt securities, the Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the closing value of the Morgan Stanley SmartInvest Equity Index (Price Return), which we refer to as the index, on the valuation date. If the index has increased in value, you will receive a return on your investment equal to the index percent increase. If the index has remained unchanged or depreciated in value, but has not declined to below the trigger level of 85% of its initial index value, the securities will redeem for par. However, if the index has declined to below the trigger level, investors will lose 1% for every 1% decline in the index. There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities. The Morgan Stanley SmartInvest Equity Index (Price Return) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley. The index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F. Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F. The index is not a replication of, nor an alternative to, hedge funds. The index is not a hedge fund and not linked to any hedge fund or group of hedge funds. For more information, see “Underlying Index” beginning on page 12. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss but only if the final index value is greater than or equal to the trigger level. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:		Morgan Stanley
Maturity date:		July 3, 2019
Underlying index:		Morgan Stanley SmartInvest Equity Index (Price Return) (the “index”)
Aggregate principal amount:		$
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + ($10 x index percent increase)
•      If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 15% from the initial index value:
$10
•      If the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than 15% from the initial index value:
$10 x index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of your investment.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		June 28, 2019, subject to adjustment for non-index business days
Trigger level:		85% of the initial index level
Index performance factor:		final index value / initial index value
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		December 30, 2014
Original issue date:		January 5, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61764M224 / US61764M2246
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $9.389 per security, or within $0.225 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and Fees	Proceeds to issuer(3)
Per security	$10	$0.25(1)
Total		$0.05(2)	$9.70
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this preliminary terms. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” on page 19.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information About the Securities” at the end of this document.

Amendment No. 1 dated December 4, 2014 relating to Preliminary Pricing Supplement No. 33 dated December 3, 2014
Prospectus Supplement dated November 19, 2014	Prospectus dated November 19, 2014

Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

Investment Summary

Trigger Participation Securities
Principal at Risk Securities

The Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 (the “securities”) can be used:

▪	To achieve similar levels of upside exposure to the index as a direct investment

▪
To obtain limited protection against the loss of principal in the event of a decline of the index as of the valuation date, but only if the final index value is greater than or equal to the trigger level.

Maturity:	Approximately 4.5 years
Trigger level::	85% of the initial index level
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

The Morgan Stanley SmartInvest Equity Index (Price Return)

The Morgan Stanley SmartInvest Equity Index (Price Return) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley. The index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F. The index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as index publisher and index calculation agent. The index is not a replication of, nor an alternative to, hedge funds. The index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F. Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed. Filers do not disclose any short positions or the rationale for the investment on Form 13F.

The inception date for the index was March 5, 2007. Any performance data prior to the inception date for the index has been calculated retrospectively, based on simulated historical performance.  Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. Please see “Underlying Index” below for more information about the index. Any investment linked to the index involves risks, please see the risks relating to the index described under “The securities are linked to the Morgan Stanley SmartInvest Equity Index (Price Return) and are subject to risks associated with the index” below.

The original issue price of each security is $10. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $10. We estimate that the value of each security on the pricing date will be approximately $9.389, or within $0.225 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, such as the trigger level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

Key Investment Rationale

This approximately 4.5-year investment offers exposure to the upside performance of the Morgan Stanley SmartInvest Equity Index (Price Return) and provides limited protection against a decline in the value of the index of up to 15%. Once the index has decreased in value to below the trigger level of 85% of the initial index value, investors are exposed to the full negative performance of the index, resulting in a 1% of loss for every 1% decline in the index over the term of the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Exposure to the SmartInvest Equity Index (Price Return)
The Morgan Stanley SmartInvest Equity Index (Price Return) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley. The Index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F.

Upside Scenario	The index increases in value, and, at maturity, the securities redeem for the stated principal amount of $10 plus the product of $10 and the index percent increase.
Par Scenario
The index has decreased or remained unchanged in value, but the final index value is greater than or equal to the trigger level of 85% of the initial index value, and, at maturity, the securities redeem for the stated principal amount of $10.

Downside Scenario
The index declines in value to below the trigger level of 85%, and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the index from the initial index value to the final index value. Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of your investment.

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Trigger level:	85%

Securities Payoff Diagram

How it works

▪
Upside Scenario.  If the final index value is greater than the initial index value, investors will receive at maturity the $10 stated principal amount plus 100% of the appreciation of the index over the term of the securities.

▪
Par Scenario.  If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $10 per security.

▪
Downside Scenario.  If the final index value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the index from the initial index value to the final index value. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

▪	For example, if the index depreciates 40%, investors would lose 40% of their principal and receive only $6 per security at maturity, or 60% of the stated principal amount.

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the securities is not equivalent to investing in the index or its component stocks. The index is not a replication of, nor an alternative to, hedge funds.  The index is not a hedge fund and not linked to any hedge fund or group of hedge fund.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the closing value of the index on the valuation date. If the final index value decreases to below the trigger level of 85% of the initial index value, you will receive an amount in cash that is at least 15% less than the stated principal amount of each security, and this decrease will be by an amount that is proportionate to the full percentage decrease of the index from the initial index value to the final index value. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the value of the index at any time, including in relation to the trigger level,

o	the volatility (frequency and magnitude of changes in value) of the index,

o	dividend rates on the securities underlying the index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

o	the time remaining until the maturity of the securities,

o	the composition of the index and changes in the constituent stocks of the index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is near or below the initial index value, and especially if it is near or below the trigger level.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

▪	The securities are linked to the Morgan Stanley SmartInvest Equity Index (Price Return) and are subject to risks associated with the index.

▪
The index is not a hedge fund and not the same as investing in a hedge fund or a group of hedge funds: Hedge fund investors and corporate buyers are numerous and they use extremely varied approaches to investing. The index does not track hedge funds and does not constitute a hedge fund replication strategy. The SmartInvest Screens rank and identify securities in the S&P 500® Index that are, or have been, held by hedge funds in concentrated reported positions for inclusion in the index. However, the SmartInvest Screens do not attempt to, and cannot in any way, replicate investing in any hedge fund or group of hedge funds. As a consequence, investing in the index and the returns you might obtain, are not at all equivalent to an investment in a hedge fund or similar fund. Morgan Stanley may advise hedge funds on strategies

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

and metrics that are not used to determine the index. Even if Morgan Stanley determines that hedge funds using other strategies or metrics are successful, it will not revise the index methodology.

▪
The index uses information disclosed on certain Forms 13F filed by hedge fund managers, which are filed only quarterly. Hedge fund managers are not required to disclose all of their holdings of securities on such form and are not required to state the rationale for the investment. The index seeks to invest in stocks based on the publicly available filings on Form 13F by hedge fund managers. Filers of Form 13F are not required to disclose all of their holdings of securities on such form and are not required to state the rationale for the investment. For example, filers need only disclose certain securities, sometimes referred to as “Section 13(f) securities,” a list of which is published by the SEC. In addition, filers do not disclose any short positions on Form 13F, nor are such positions subtracted from long positions in the same security. As a result, the holdings of securities disclosed on any hedge fund manager’s Form 13F will likely not reflect the actual holdings of securities by that hedge fund manager or the reasoning for the holdings reported. Consequently, the strategy does not take into account all of the positions that might be held by hedge fund managers. In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

Forms 13F are required to be filed within 45 days of the end of each calendar quarter. As a result, the index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Only institutional investment managers that exercise investment discretion over $100 million or more in Section 13(f) securities must file Form 13F. The index will not take into account any stock selections of any investment manager that does not satisfy this criteria and is therefore not required to file Form 13F.

The index is a proprietary and rules-based index that may not yield future positive performance: The Morgan Stanley SmartInvest Index is quantitative and rules-based and may not yield future positive performance. It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules. There can be no assurances that the methodology will yield positive performance in future economic conditions and past performance of the index (actual or simulated) is not an indication of future performance. The index uses a pre-defined stock selection process that differs from an actively managed strategy in that the component stocks will change only if required by the selection criteria and only at each quarterly rebalancing. The index methodology is fixed and will not change over time even if the index underperforms the benchmark indices. Accordingly, the index is not actively managed by Morgan Stanley or its affiliates and will not adjust to changing business, financial, geopolitical or other conditions.

▪
No guarantee of positive performance; the index invests in only 40 stocks at any one time and is therefore exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index: There is no guarantee that the index will have positive performance or will outperform benchmark indices. In addition, an investment linked to the index, such as the securities, will not be the same as an investment in the constituents of that index. Past performance (actual or simulated) is not indicative of future performance. There are only 40 stocks in the index at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual asset. Prospective investors should be aware that the index performance is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of certain underlying securities from time to time. The parameters deployed by the rules influence index performance. Prospective investors should note that certain specifications of the index including, but not limited to, underlying security selection criteria and rebalancing window are pre-determined parameters.

As the “Pre-filter Universe” is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds, the index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds.

In addition, the index invests in only 40 stocks at any one time. As a result of investing in a smaller number of stocks compared to benchmark indices such as the S&P 500® Index, the index has historically often

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

been more volatile than benchmark indices. It has also tended to have larger maximum yearly drawdowns than the S&P 500® Index.

Moreover, as the index invests in fewer companies than are tracked by the S&P 500® Index, the index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

▪
Index performance data – retrospective index calculation: The index has been retrospectively calculated by the index calculation agent on a hypothetical basis for the period from March 5, 2002 to March 5, 2007, using the same methodology as described herein. The retrospective calculation of the index is purely hypothetical and may not be an accurate or meaningful comparison. The actual performance of the index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical. The methodology and the strategy used for the calculation and retrospective calculation of the index have been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the index, would have paid or actually paid and do not account for all financial risks that may affect the actual performance of any such investment.

▪
Lack of diversification: The index is derived from a subset of stocks based on the index’s filters and the subset at times may be focused exclusively on one geographic region or may be more concentrated in specific industry sectors or categories. The index typically includes fewer stocks than benchmark equity indices and has no geographical or sector concentration limits. As a result, the index is likely to be less diversified than comparable benchmark indices.

▪
Changes to Form 13F requirements may result in the index sponsor ceasing publication of the index: It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely. In this case, the index sponsor will cease publication of the index.

▪
If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities. If Morgan Stanley & Co. International plc (“MSIP”), as the index sponsor, instructs the index publisher to discontinue publication of the index, or if publication of the index is otherwise discontinued, and the calculation agent determines in its sole discretion that no successor index is available, the securities will be accelerated. The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the securities, if any, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the index and its components and current and expected interest rates. See “Description of the Securities—Discontinuance of the Index” in the accompanying preliminary pricing supplement.

▪
No obligation to make adjustments to the index based on Morgan Stanley research reports. Morgan Stanley may also issue research reports on securities that are, or may become, constituents of the index. These reports are entirely independent of the calculation agent’s obligations hereunder. Morgan Stanley will not make any adjustments to the index to reflect any change in outlook by Morgan Stanley research reports.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the value of the index at any time other than the valuation date.  The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days. Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date by more than 15% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the index prior to such drop. Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪
Investing in the securities is not equivalent to investing in the index or in any hedge fund or group of hedge funds.  Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index. The index is not a replication of, nor an alternative to, hedge funds. The index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

▪
Adjustments to the index could adversely affect the value of the securities.  Standard & Poor’s Financial Services LLC is responsible for calculating and maintaining the index. MS & Co., as index sponsor, can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. In addition, the index sponsor has the right to determine that a change to the rules is required or desirable, and may revise or withdraw the rules at any time if it has a valid reason for doing so. The right to change the rules includes, but is not limited to, the following: in order to optimize the index methodology in accordance with the objectives of the index, to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing the index. Any of these actions could adversely affect the value of the securities.

The index sponsor shall have the right to instruct the index publisher to cease compiling, calculating and publishing values of the index, if, at any time, the index sponsor determines that the index no longer meets or will not be capable of meeting the criteria established by the index sponsor or otherwise determines that the index shall no longer be calculated. In these circumstances, MS & Co., as the calculation agent of the securities, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the securities will be accelerated. See “If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities” above.

▪
MS & Co. and MSIP, subsidiaries of the issuer, are the calculation agent and index sponsor, respectively, and will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the final index value, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as the selection of a successor index or the calculation of the index discontinuance acceleration amount in the event of a discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of the Securities—Calculation Agent,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Index” and related definitions in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

MSIP, as index sponsor, retains the final discretion as to the manner in which the index is calculated and constructed. The index sponsor may change the methodology of the index or instruct the index publisher to discontinue the publication of the index without prior notice and such changes or discontinuance may affect the value of the index.

See “Description of the Securities—Discontinuance of the Index” in the accompanying preliminary pricing supplement.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index. Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, the value at or above which the index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities

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during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. Because the securities provide for the return of principal except where the final index value is below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

Even if the tax treatment of the securities described in the Tax Disclosure Sections were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Underlying Index

Morgan Stanley SmartInvest Equity Index (Price Return) – Index Description

The Morgan Stanley SmartInvest Equity Index (Price Return) (the “index”) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley. The index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F. The index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as calculation agent. The inception date for the index was March 5, 2007. The index is not a replication of, nor an alternative to, hedge funds. The index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F. Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed. Filers do not disclose any short positions or the rationale for the investment on Form 13F.

Determination of the “Selection Universe”

In order to qualify for inclusion in the index, a security must meet the following selection universe requirements on the quarterly selection date. The selection dates are the first business day of each March, June, September and December.

• The security must be a constituent of the S&P 500® Index.

• Ownership information for the security must be available through Form 13F filings.

• The issuer of the security must have a market capitalization that exceeds $2 billion times (the closing level of the S&P 500® Index on the prior Trading Day divided by its closing level on December 29, 2006). This adjusts $2 billion for then-current market size as compared to 2006.

Selection Procedure

The components of the index are selected based on the following steps:

Determination of the “Eligible Universe”

A third-party service provider collects all Form 13F filings and selects only those Forms 13F filed by hedge fund managers.

The securities constituting the selection universe are ranked according to the proportion of shares owned by hedge funds as a percentage of total shares outstanding. A higher percentage of hedge fund ownership is ranked higher than a lower percentage of hedge fund ownership.

Of the securities constituting the selection universe, a predetermined number of the highest ranked securities are selected to be part of the eligible universe. If two or more securities are equally ranked, the tied securities are ranked by market capitalization, with a higher market capitalization ranked higher than a lower market capitalization.

The index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Determination of the “Pre-filter Universe”

The securities constituting the eligible universe are then ranked according to the following two criteria:

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•	the number of hedge funds that own the security. Ownership by a smaller number of hedge funds is ranked higher than ownership by a larger number of hedge funds; and

•	the number of filers of Form 13F that have entirely sold down their position in the security between such filers’ prior Form 13F filings and the latest available Form 13F filings for such filers.

Of the securities constituting the eligible universe, the 40 highest ranked securities are selected to be part of the pre-filter universe. If two or more securities are equally ranked, the tied securities are ranked by the proportion of shares owned by all hedge funds to the total shares outstanding, with a higher proportion of shares owned by hedge funds ranked higher than a lower proportion of shares owned by hedge funds.

The Liquidity Filter

A liquidity filter is then applied to the securities constituting the pre-filter universe. The liquidity filter analyzes the trading volume of each security to determine if it is sufficiently liquid to be included in the index.

A security passes the liquidity filter if its historic average daily turnover is higher than its target average daily turnover. Historic average daily turnover is calculated on each selection date by comparing the weekly average daily volume of the security and the weekly average daily closing price of such security for the thirteen weeks preceding the selection date. Securities in the pre-filter universe that do not pass the liquidity filter are ranked based on a measure of liquidity. The lowest-ranked security is removed from the pre-filter universe and replaced with the highest-ranked security from the eligible universe not already selected. This process is repeated until all 40 securities constituting the pre-filter universe pass the liquidity filter.

The securities that constitute the pre-filter universe and satisfy the liquidity filter are index components. The component weights of the index components are determined on the basis of their relative free-float market capitalization, subject to a maximum weight of 10%.

Rebalancing

The selection procedure described above is carried out by the calculation agent on each selection date to determine changes to the composition of the index to be implemented on the next rebalancing date. The rebalancing dates are the third business day of each March, June, September and December, subject to postponement for non-Trading Days.

The number of index shares of each index component to be included in the index is calculated on each quarterly rebalancing date on the basis of its component weight. The rebalancing will be effective on the next rebalancing effective date. The rebalancing effective dates are the first scheduled Trading Day succeeding the rebalancing date.

Quarterly Periodic Review

Form 13F has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December. Each quarterly periodic review uses Forms 13F filed for the most recent period. For example, positions disclosed in a Form 13F for the period ending December will be filed around mid-February, and these data will be used to determine the eligible universe for the next March selection date. No data from filings for an earlier filing period are used in determining the selection universe.

Index Calculation

There are two versions of the index, a Total Return Index (where dividends are reinvested) and a Price Return Index (where dividends are not reinvested). The Securities are linked to the level of the Price Return version of the index. The level of the Price Return version of the index was set at 1,000 on the index base date, March 5, 2002. The live date for the index was March 5, 2007. The index is calculated on an end-of-day basis, based on the component weights and related index shares and the closing prices of the index components, and is expressed in U.S. dollars.

Adjustments

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From time to time, there may be situations requiring adjustments to the index outside of a scheduled quarterly periodic review to ensure that the index continues to reflect, as closely as possible, the value of the index components.

It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely. In this case, the index Sponsor will cease publication of the index.

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Hypothetical Retrospective and Historical Information

Information as of market close on November 28, 2014:

Bloomberg Ticker Symbol:	MSIQSMDP
Current Index Value:	5,162.63

The following table sets forth the published high and low index closing values, as well as end-of-quarter Index Closing Values, of the index for each quarter in the period from January 1, 2009 through November 28, 2014. The Index Closing Value on November 28, 2014 was 5,162.63.  The graph following the table sets forth the historical performance of the index for the period from January 1, 2009 through November 28, 2014. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the index closing value on the valuation date.

Morgan Stanley SmartInvest Equity Index (Price Return) Historical Performance Daily Index Closing Values January 1, 2009 through November 28, 2014

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Morgan Stanley SmartInvest Equity Index (Price Return)	High	Low	Period End
2009
First Quarter	1,539.20	1,138.75	1,374.65
Second Quarter	1,726.34	1,391.37	1,650.57
Third Quarter	2,046.33	1,568.56	2,029.01
Fourth Quarter	2,169.43	1,925.56	2,141.61
2010
First Quarter	2,318.83	2,023.85	2,303.38
Second Quarter	2,443.64	2,056.17	2,056.17
Third Quarter	2,369.79	2,034.07	2,359.77
Fourth Quarter	2,698.18	2,349.28	2,685.67
2011
First Quarter	2,896.18	2,658.44	2,878.94
Second Quarter	2,971.17	2,732.64	2,902.07
Third Quarter	2,962.60	2,358.16	2,466.04
Fourth Quarter	2,917.63	2,384.19	2,861.58
2012
First Quarter	3,321.73	2,897.54	3,278.87
Second Quarter	3,306.75	2,957.70	3,137.07
Third Quarter	3,327.09	2,992.98	3,277.11
Fourth Quarter	3,504.00	3,234.95	3,464.99
2013
First Quarter	3,884.97	3,542.50	3,884.97
Second Quarter	4,134.73	3,769.20	4,030.21
Third Quarter	4,409.26	4,037.05	4,313.88
Fourth Quarter	4,666.21	4,247.76	4,666.21
2014
First Quarter	5,020.22	4,487.45	4,971.18
Second Quarter	5,184.43	4,758.03	5,184.43
Third Quarter	5,225.34	4,905.22	5,056.82
Fourth Quarter (through November 28, 2014)	5,274.34	4,639.08	5,162.63

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the index from March 5, 2002 to November 28, 2014. Because the publication of the index began on March 5, 2007, the return on the index shown below is, in part, retrospectively simulated. No actual investment which allowed a tracking of the performance of the index was possible at any time prior to March 5, 2007.
Index Returns1
	Annualized 3/5/2002–11/28/2014	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Returns	13.7%	-11.1%	49.3%	28.5%	20.4%	16.5%	-1.3%	-38.3%	46.9%	25.4%	6.5%	21.1%	34.7%	10.6%
1 Data range from March 5, 2002 to November 28, 2014. SmartInvest Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. Past performance (actual or simulated) is not an indicator of future performance.  The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the index. The actual performance of the index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. The hypothetical historical performance presented herein has not been verified by an independent third party, and such hypothetical historical performance has inherent limitations. In addition, results obtained from back-testing include

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hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the index, would have paid or actually paid and do not account for all financial risks that may affect the actual performance of any such investment. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented herein. Investors should be aware that no actual investment which allowed a tracking of the performance of the index was possible at any time prior to March 5, 2007. Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the index as an indication of its future performance.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$10 and integral multiples thereof
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Postponement of maturity date:
If the scheduled valuation date is not an index business day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion below regarding a potential “deemed” taxable exchange, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Even if the tax treatment of the securities described above were respected, it is possible that the Internal Revenue Service (the “IRS”) could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the index, futures and options contracts on the index, any component stocks of the index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the index on the pricing date, and therefore increase the value at or above which the index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the stocks constituting the index, futures or options contracts on the index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief,

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including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. LLC will act as agent for this offering. The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this preliminary terms. The Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this preliminary terms. The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealers, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.25 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security. After the initial offering of the

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Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 3, 2019 Principal at Risk Securities

securities, the agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities–– Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the preliminary pricing supplement and prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the preliminary pricing supplement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the preliminary pricing supplement, prospectus supplement  and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Amendment No. 1 dated December 4, 2014 relating to Preliminary Pricing Supplement No. 33 dated December 3, 2014
Prospectus Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Terms used in this document are defined in the preliminary pricing supplement, in the prospectus supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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